Filed Pursuant to Rule 433

Registration Statement No. 333-165935

PerkinElmer, Inc.

$500,000,000 5.00% Notes due 2021

Pricing Term Sheet

October 20, 2011

Issuer:	PerkinElmer, Inc.
Principal Amount:	$500,000,000
Maturity Date:	November 15, 2021
Coupon (Interest Rate):	5.00%
Yield to Maturity:	5.08%
Spread to Benchmark Treasury:	T+290 bps
Benchmark Treasury:	2.125% due August 15, 2021
Benchmark Treasury Price and Yield:	99-16+ / 2.180%
Interest Payment Dates:	May 15 and November 15, commencing on May 15, 2012
Redemption Provision:

Before August 15, 2021, at the Issuer’s option, at any time in whole or from time to time in part, at the greater of (i) 100% of principal amount or (ii) discounted present value at the Treasury Rate plus 45 basis points.

At any time on or after August 15, 2021, at the Issuer’s option, at any time in whole or from time to time in part, at 100% of the principal amount.

Issue Price:	99.372%
Settlement Date:	October 25, 2011 (T+3)
Ratings (1):	Baa3 (Moody’s) / BBB (S&P) / BBB- (Fitch)
CUSIP / ISIN:	714046AE9 / US714046AE97
Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Deutsche Bank Securities Inc.
Co-Managers:	HSBC Securities (USA) Inc. RBS Securities Inc.

(1) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the active joint book-running managers can arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated at 1-800-294-1322 or by emailing dg.prospectus_requests@baml.com or Barclays Capital Inc. at 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com.